Exhibit 99.1

For Information Contact:

Brett Maas

Hayden Communications (646) 536-7331

brett@haydenir.com

 Iteris Home Page: http://www.iteris.com

For Release at 1:05 p.m., PDT 07/29/08

Iteris, Inc. Reports First Quarter Revenue Growth of 11%

And Record Revenues of $17.4 Million

—Iteris’ growth and profitability continue while contract backlog reaches an all-time high of $28.5 million—

SANTA ANA, Calif. — July 29, 2008 – Iteris, Inc. (AMEX: ITI), a leader in the traffic management market that focuses on the application and development of advanced technologies, today reported financial results for its first quarter ended June 30, 2008.

For the first quarter ended June 30, 2008, Iteris, Inc. (the “Company”) reported net sales and contract revenues of $17.4 million, representing a 10.7 percent increase compared to net sales and contract revenues of $15.8 million reported in the first quarter of the prior fiscal year. This increase was primarily a result of a 25.5 percent increase in Transportation Systems contract revenues which were $6.9 million for the quarter. Roadway Sensors and Vehicle Sensors net sales in the current quarter were $7.4 million and $3.1 million, respectively.

Gross margin decreased slightly to 44.4 percent in the current quarter compared to 45.0 percent in the first quarter of the prior fiscal year mainly as a result of an increase in contract revenues as a percentage of total net sales and contract revenues. Contract

Iteris Reports First Quarter 2009 Financial Results

July 29, 2008

revenue gross margins are generally less than those derived from product sales and are typically in the mid 30 percent range.  Operating expenses were $6.4 million for the quarter, representing an increase of 16.0 percent from $5.5 million reported in the first quarter of the prior fiscal year, and increased as a percentage of net sales and contract revenues from 35.0 percent in the first quarter of fiscal 2008 to 36.7 percent in the current quarter.

Abbas Mohaddes, the Company’s president and chief executive officer, commented, “I am pleased Iteris achieved double-digit growth and solid profitability, while making focused investments in new product development and sales and marketing despite challenging economic conditions. Some of our investments have already paid off as evidenced by our contract backlog, which reached an all-time high of $28.5 million mainly as a result of an additional $11.0 million in signed contracts during our first quarter. I am also excited about the Company’s ability to continue introducing innovative new products to the market in the upcoming quarters. We are confident in our ability to meet the needs of anticipated growth in the traffic management market and plan to extend on our position as a recognized leader in this space.”

The Company reported operating income of $1.4 million and net income of $666,000, or $0.02 per share, for the quarter ended June 30, 2008 compared to operating income of $1.6 million and net income of $1.1 million or $0.03 per share, in the same quarter of the prior fiscal year. Included in current quarter net income is a $491,000 income tax provision. In the prior year quarter, the income tax provision of $134,000 benefited from the release of valuation allowance that was recorded against certain deferred tax assets. In the current quarter and for the remainder of fiscal 2009, the Company expects to record a provision for income taxes at an effective tax rate of approximately 40 percent. The Company analyzes its tax position quarterly and should this analysis result in a change in future estimated taxable income, the valuation allowance recorded against any remaining unrealized deferred tax assets will be evaluated and if released, in part or in whole, could reduce the Company’s effective tax rate to less than 40 percent.  The Company had over $10.0 million in net deferred tax assets recorded on the June 30, 2008 balance sheet, which it expects to use to off-set federal income taxes payable to the extent allowable.

As of June 30, 2008, the Company had no borrowings against its line of credit, with $9.9 million of remaining availability. Additionally, on June 30, 2008, there were 33.9 million shares of common stock outstanding.

Operational and Other Highlights

•                  Approximately $11.0 million in new Transportation Systems consulting contracts were signed during the quarter ended June 30, 2008. Transportation Systems consulting backlog at the end of the first fiscal quarter was $28.5 million, up from $24.6 million reported at the end of the prior fiscal quarter.

•                  On July 9, 2008, the Company announced that as part of a multidisciplinary team, it has been selected by the Orange County Transportation Authority (“OCTA”) to implement a real-time transit passenger information system and to develop the design for an advanced transit signal priority system for three Bus Rapid Transit (“BRT”) corridors in Orange County, California. This contract award is valued at approximately $2.7 million.

•                  On April 1, 2008, the Company announced the release of the latest addition to its Vantage® family of video detection systems, VersiCamTM. VersiCamTM combines Iteris’ proven video detection algorithms and imaging technology into one, easy-to-use, integrated camera and processor system. The product is designed to address new markets with price-sensitive applications such as minor intersections and is ideal for a wide variety of international traffic management applications. VersiCamTM offers flexibility in “detection zone” placement, reduced need for lane closures during installation, and the availability of a video image for transmission to a central control facility.

•                  To date, 65 US heavy truck fleets have selected the Iteris LDW system, collectively representing an estimated 49,000 vehicles, while testing of the LDW systems continues with 83 heavy truck fleets that the Company estimates represent more than 156,000 vehicles.

Conference Call

As previously announced, the Company will conduct a conference call with analysts and investors to discuss the financial results of the first quarter ended June 30, 2008 today, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). The Company will broadcast the conference call over the Internet. To listen to the webcast please visit the Investor Relations page on the Company’s website at www.iteris.com/CCBN/ir.html. The webcast will be recorded and available for replay until August 12, 2008.

About Iteris, Inc.

Iteris, Inc. is a leader in the traffic management market, focused on the development and application of advanced technologies that reduce traffic congestion, minimize the environmental impact of traffic congestion and improve the safety of surface transportation systems. Combining outdoor image processing, traffic engineering and information technology, Iteris offers a broad range of Intelligent Transportation Systems and driver safety solutions to customers worldwide. Iteris is headquartered in Santa Ana, California with offices throughout the U.S., Europe and Asia. Investors are encouraged to contact us at 888-329-4483, or at www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘may,’’ ‘‘will,’’ and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to the market demand for our products and technologies and statements about our future performance, financial condition and operating results. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to further expand our vehicle detection and LDW revenues and technologies; our customers’ production schedules, agendas and plans for the deployment of our LDW system as a standard safety feature or as an option; our customers’ ability to meet their planned manufacturing and sales schedules; the success of our customer’s products that incorporate our technologies; the potential unforeseen impact of product offerings from competitors and other competitive pressures; governmental budgetary issues and constraints, and funding delays; our ability to specify, develop, complete, introduce, market and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the ability of our partner, Valeo, to expand sales of LDW systems into passenger car markets; the effectiveness of cost and expense reduction efforts; warranty and support issues; and

the general economic and political conditions and specific conditions in the markets we address, including general economic slowdown and volatility in the technology sector and housing market, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and other locations. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and our other SEC filings that are available through the SEC’s website (www.sec.gov).

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2008	March 31, 2008
	(unaudited)
ASSETS:
Cash	$68	$421
Trade accounts receivable, net	16,027	13,108
Costs and estimated earnings in excess of billings on uncompleted contracts	4,144	5,351
Inventory	4,380	4,226
Prepaid expenses	451	371
Deferred tax assets	10,348	10,348
Property and equipment, net	3,482	3,467
Goodwill	27,774	27,774
Intangible assets, net	221	257
Other assets	296	322
Total assets	$67,191	$65,645

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other liabilities	$13,210	$12,852
Revolving line of credit	—	—
Deferred compensation plan liability	60	391
Unrecognized tax benefits	1,380	1,381
Term and other debt	—	244
Convertible debentures, net	7,630	7,566
Total liabilities	22,280	22,434
Total stockholders’ equity	44,911	43,211
Total liabilities and stockholders’ equity	$67,191	$65,645

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,
	2008	2007

Net sales and contract revenues:
Net sales	$10,526	$10,244
Contract revenues	6,916	5,513
Total net sales and contract revenues	17,442	15,757
Costs of net sales and contract revenues:
Cost of net sales	5,267	5,175
Cost of contract revenues	4,423	3,488
Gross profit	7,752	7,094
Operating expenses:
Selling, general and administrative	5,155	4,489
Research and development	1,210	994
Amortization of intangible assets	37	37
Total operating expenses	6,402	5,520
Income from operations	1,350	1,574
Non-operating income (expense):
Other income, net	5	19
Interest expense, net	(198)	(363)
Income before income taxes	1,157	1,230
Income tax provision	(491)	(134)
Net income	$666	$1,096

Earnings per share:
Basic	$0.02	$0.03
Diluted	$0.02	$0.03

Shares used in calculating earnings per share:
Basic	33,618	32,089
Diluted	34,939	34,317